AMENDMENT TO AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made this 12th day of August, 2010, by and between Mason Street Advisors, LLC (the “Adviser”) and Janus Capital Management LLC (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to an Amended and Restated Investment Sub-Advisory Agreement dated August 6, 2008 (the “Agreement”) relating to the Focused Appreciation Portfolio of the Northwestern Mutual Series Fund, Inc.; and

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Schedule A to the Agreement shall be modified by deleting the text set forth thereon and replacing it with the following:

Portfolio	Fee

Focused Appreciation	0.50% on the first $100 million
0.45% on the next $200 million
0.40% on the next $200 million
0.35% on all assets over $500 million

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts which together shall constitute one instrument. Each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

JANUS CAPITAL MANAGEMENT LLC		MASON STREET ADVISORS, LLC

By:	/s/ RUSSELL P. SHIPMAN	By:	/s/ PATRICIA L. VAN KAMPEN
Name:	Russell P. Shipman	Name:	Patricia L. Van Kampen
Title:	SVP & Managing Director	Title:	Vice President